Item 601(a) of Regulation S-K
Exhibit No. 5 and 8


                                                      Exhibit 1.1


          [Cleary, Gottlieb, Steen & Hamilton Letterhead]





Writer's Direct Dial:  (212) 225-2590

                                    As of March 27, 1997


Asset Securitization Corporation
Two World Financial Center
Building B
New York, New York  10281


Ladies and Gentlemen:

           We have acted as special counsel to Asset
Securitization Corporation, a Delaware corporation (the "Company"), in connection with the offering by the Company pursuant to a registration statement on Form S-3 (No. 33-99502) of certain classes of its Commercial Mortgage Pass-Through Certificates, Series 1997-MD VII (the "Certificates") to be issued under a Pooling and Servicing Agreement, dated as of March 27, 1997 (the "Pooling and Servicing Agreement"), between the Company, as depositor, Pacific Mutual Life Insurance Company, as servicer, LaSalle National Bank, as trustee, and ABN AMRO Bank N.V., as fiscal agent. The Certificates are being issued in fifteen classes, nine of which (the "Offered Certificates") are being sold to Nomura Securities International, Inc. pursuant to an underwriting agreement dated March 20, 1997 between it and the Company.

           Such registration statement, as amended when it became effective, but excluding the exhibits thereto and any documents incorporated by reference therein and only insofar as it relates to the Offered Certificates, is herein called the "Registration Statement," and the related prospectus dated March 20, 1997 (the "Base Prospectus"), as supplemented by the prospectus supplement dated March 20, 1997 relating to the Offered Certificates (the "Prospectus Supplement"), each as first filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, but excluding the documents incorporated by reference therein and only insofar as each relates to the Offered Certificates, is herein called the





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"Prospectus." Capitalized terms used but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

           In arriving at the opinions expressed below, we have reviewed the following documents:

           (a)  the Registration Statement;

           (b)  the Prospectus;

           (c) the Offered Certificates as executed by the Trustee at or prior to the closing; and

           (d)  an executed copy of the Pooling and Servicing
                Agreement.

           In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

           In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies and we have further assumed the genuineness of all signatures. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the parties to the Pooling and Servicing Agreement).

           Based on the foregoing and subject to the qualifications set forth below, it is our opinion that:

           1. The Pooling and Servicing Agreement has been duly executed and delivered by the Company under the law of the State of New York and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

           2. The Offered Certificates, when duly executed and countersigned by the Trustee in accordance with the Pooling and Servicing Agreement, will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

           Our advice formed the basis for the discussion of federal income tax consequences relating to the Offering Certificates appearing in the Prospectus Supplement under the heading "Certain Federal Income Tax Consequences" and in the Base Prospectus under the heading "Federal Income Tax Consequences". Such discussion does not purport to deal with all possible federal income tax consequences of an investment in the Offered Certificates, but with respect to those tax consequences which are discussed, in our opinion, the discussion is a fair and accurate summary of the matters addressed therein under existing law and the assumptions stated therein.



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           Insofar as the foregoing opinions relate to the
validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each party to such agreement or obligation has the power and authority to enter into and perform the obligations undertaken by it under such agreement or obligation to which it is party, that each such agreement or obligation was duly authorized by such party and was duly executed and delivered by such party (other than the Company), and that, with respect to each such party (other than the Company), each such agreement or obligation constitutes the valid, binding and enforceable agreement or obligation of such party and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

           The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New
York.

           We hereby consent to the filing of this letter as an exhibit to the Company's Current Report on Form 8-K/A under the Securities Exchange Act of 1934, as amended, and to the reference to this firm under the heading "Legal Matters" in the Prospectus Supplement and the Base Prospectus, without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus, including this exhibit.

                         Very truly yours,

                          CLEARY, GOTTLIEB, STEEN & HAMILTON


                          By /s/ Andrea G. Podolsky
                            -------------------------------
                            Andrea G. Podolsky, a Partner




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